Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940

We, as members of management of Putnam Fiduciary Trust Company on behalf of The Putnam Funds (the "Funds"), are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, Custody of Investments by Registered Management Investment Companies, of the Investment Company Act of 1940. We are also responsible for establishing and maintaining effective internal control over compliance with those requirements. We have performed an evaluation of the Funds compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of April 27, 2001, and from August 25, 2000 through April 27, 2001.

Based on this evaluation, we assert that the Funds were in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as April 27, 2001, and from August 25, 2000 through April 27, 2001, with respect to securities reflected in the investment accounts of the Funds.


Putnam Fiduciary Trust Company


By:


/s/
Paul Bucuvalas
Managing Director Custody
Services



April 11, 2002